Kayne Anderson Energy Development Company Announces $200 Million in Credit Facilities

HOUSTON, TX -- 06/06/2007 -- (NYSE: KED) Kayne Anderson Energy Development Company (the "Company") today announced that it has established two new syndicated credit facilities totaling $200 million, with SunTrust Capital Markets, Inc. and Citi as co-arrangers. The first facility, the Senior Secured Revolving Credit Facility (the "Investment Facility"), has initial availability of $100 million with the ability to increase availability to $250 million. Proceeds from the Investment Facility will be used to supplement the Company's equity capital to make portfolio investments. Interest on the Investment Facility will be charged at LIBOR plus 125 basis points, or the prime rate plus 25 basis points.

The second facility, the Treasury Secured Revolving Credit Facility (the "Treasury Facility"), permits the Company to borrow up to $100 million and invest the proceeds in U.S. government securities. The Treasury Facility will be used to facilitate the growth of the Company's investment portfolio and provide flexibility in the size of its portfolio investments. Interest on the Treasury Facility will be charged at LIBOR plus 20 basis points, or the prime rate.

The Investment Facility and the Treasury Facility each have a three year term. "We are pleased with the establishment of our credit facilities, which will enable us to continue our growth plans and will leverage the returns on our investment portfolio for the benefit of our shareholders," said Kevin McCarthy, Chairman and Chief Executive Officer.

ABOUT KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the Company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise any forward-looking statements. There is no assurance that the Company's investment objective will be attained.

Contacts:
KA Fund Advisors, LLC
David Shladovsky
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(800) 231-7414
or
Kayne Anderson Energy Development Company
(888) 533-1232